EXHIBIT 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 31, 2002, accompanying the consolidated financial statements of rStar Corporation (not displayed separately) included in the Annual Report of Gilat Satellite Networks, Ltd. on Form 20-F for the year ended December 31, 2003, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Gilat Satellite Networks, Ltd. Registration Statement on From S-8 of the aforementioned report.

/s/ Grant Thornton LLP
San Francisco, California
March 23, 2004